Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	December 15, 2014
BUTLER NATIONAL CORPORATION ANNOUNCES SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2015 FINANCIAL RESULTS AND CONFERENCE CALL
OLATHE, KANSAS, December 15, 2014, - Butler National Corporation (OTC Pink: BUKS), a leader in the growing global market for structural modification, maintenance, repair and overhaul (MRO) and a recognized provider of management services in diverse business groups, announces its financial results for the second quarter and six months fiscal 2015 for the period ended October 31, 2014.  In conjunction with the release, the Company has scheduled a conference call Tuesday, December 16, 2014 at 9:00 AM Central Standard Time.

What: Butler National Corporation Second Quarter Fiscal 2015 Conference Call

When: Tuesday, December 16, 2014 - 9:00 AM Central Standard Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.  For those who cannot attend the call, an audio replay will be archived on the Company's web site (www.butlernational.com).

Clark D. Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the second quarter, the status of new and existing orders, and an outlook on the balance of fiscal 2015.

Historical selected financial data related to all operations:

	Quarter Ended October 31			Six Months Ended October 31
	(In thousands)			(In thousands)
	2014	2013	2012	2014	2013	2012
Net Sales	$11,752	$10,799	$13,152	$24,143	$21,795	$26,175
Operating Income (Loss)	367	(198)	700	1,173	(55)	1,985
Net Income (Loss)	29	(345)	114	282	(634)	382
Total Assets	40,373	42,457	45,288	40,373	42,457	45,288
Long-term Obligations	5,228	8,571	10,624	5,228	8,571	10,624
Stockholders' Equity	24,805	23,081	23,883	24,805	23,081	23,883
Weighted Average Shares – Diluted	60,893	59,019	57,546	60,893	59,019	57,546
New Product Research and Development Cost	354	486	425	795	1,043	797

Management Comments

 "The fiscal quarter-ended October 31, 2014 was a successful period for Butler National Corporation.  Revenue increased 9% to $11.8 million in the three months ended October 31, 2014, as compared to $10.8 million in the three months ended October 31, 2013.  The increase in revenue reflects an increase in Aerospace Products revenue (up 31%) and a decrease in Professional Services revenue (down 1%).  Butler National Corporation continues to drive growth in international markets and through the development of new supplemental type certificates.  This includes significant efforts in South America, Europe, Africa, and Asia.

Second quarter fiscal 2015 resulted in a net income of $29,000 compared to a net loss of $345,000 in the second quarter fiscal 2014.  The $374,000 increase in net income was primarily due to effectively managing costs and expenses.  Butler National Corporation is working to exceed previous revenue levels while continuing to focus on our margin expansion initiatives, including efficiencies in our implementation and operational processes and controlling general and administrative expenses.

During the three months ending October 31, 2014, we invested approximately $354,000 in projects focused on the development and acquisition of new products.  We feel this expenditure for the design and development engineering, testing, and certification of new products may help stabilize our long-term revenue and enhance our profits.

This is an exciting time for Butler National Corporation.  Management and all employees are focused on the execution of our numerous business development opportunities as well as increasing revenue while managing costs. We continue to believe we are positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Business Segment Highlights

Professional Services:

Revenue from professional services decreased 1% to $7.5 million for the three months ended October 31, 2014 from $7.5 million in the three months ended October 31, 2013.  Operating income from professional services increased to an operating income of $397,000 in the three months ended October 31, 2014 compared with an operating loss of $32,000 in the three months ended October 31, 2013.

Aerospace Products:

Revenue increased 31% to $4.3 million in the three months ended October 31, 2014, compared to $3.3 million in the three months ended October 31, 2013.  Aerospace products had operating loss of $30,000 in the three months ended October 31, 2014 compared to operating loss of $166,000 in the three months ended October 31, 2013.  We are working to overcome this volatility by increasing marketing efforts in international markets and continuing to diversify product offerings.

Backlog:

As of October 31, 2014, our backlog totaled approximately $5.9 million.  The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year.  This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete.  There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include temporary employee services, gaming services and administrative management services.

Forward-Looking Information:
Statements made in this report, filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "intended," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," "plan," "guidance" or "estimate" or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements.  The forward looking statements in this report are only predictions and actual events or results may differ materially.  These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference.  Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com Butler National Corporation Investor Relations	Ph (972) 814-5723 Ph (913) 780-9595
THE WORLDWIDE WEB:
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